    As filed with the Securities and Exchange Commission on March 17, 1997

                                                      Registration No. 333-23463
 ______________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          SUNBELT NURSERY GROUP, INC.
            (Exact name of registrant as specified in its charter)
                             _____________________

DELAWARE                                                    75-1932993
(State or other jurisdiction          (I.R.S. employer identification number)
of incorporation or organization)


                          SUNBELT NURSERY GROUP, INC.
                               500 TERMINAL ROAD
                           FORT WORTH, TEXAS  76106
                                (817) 624-7253
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      __________________________________
                               RICHARD R. DWYER
                                   PRESIDENT
                          SUNBELT NURSERY GROUP, INC.
                               500 TERMINAL ROAD
                           FORT WORTH, TEXAS  76106
                                (817) 624-7253
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                      __________________________________
                                  COPIES TO:
                    Murphy Mahon Keffler & Farrier, L.L.P.
                              1810 Bank One Tower
                            500 Throckmorton street
                           Fort Worth, Texas  76102
                            Attn: Robert J. Keffler

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]_______________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]_______________.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                        CALCULATION OF REGISTRATION FEE

Title of each Class of       Amount to be Registered     Proposed Maximum          Proposed Maximum         Amount of Registration
 Securities to be                                       Offering Price Per     Aggregate Offering Price            Fee (1)
   Registered                                                 Unit (1)                     (1)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value              1,000,000                 $1.50                  $1,500,000                   $454.55
 $0.01 per share
------------------------------------------------------------------------------------------------------------------------------------


(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the Common Stock as reported by the American Stock Exchange on March 10, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                      NOTE

     THE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-23463 IS BEING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN ORDER TO AMEND PART I THERETO. THE PROSPECTUS WHICH FORMS A PART OF THIS AMENDMENT NO. 1 IS IDENTICAL TO THE PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1997, WHICH PROSPECTUS IS NOT SEPARATELY INCLUDED IN THIS AMENDMENT NO. 1.

                                  THE COMPANY

     The Company is a specialty retailer of nursery and garden products, currently operating 69 stores primarily in the seven major metropolitan areas of Dallas-Fort Worth, Houston, San Antonio, Austin, Phoenix, San Diego and Los Angeles. The Company conducts its business through three retail nursery subsidiaries, each of which has operated under its own geographically recognized trade name for a quarter of a century or more: Wolfe Nursery in Texas and Oklahoma, Nurseryland Garden Centers in California, and Tip Top Nurseries in Arizona.

     The Company was incorporated in Delaware in 1983 as a holding company of the nursery retailing businesses of Pier 1. In 1985, all shares of Common Stock of the Company were distributed as a dividend to the shareholders of Pier 1, and the Company operated as a public company from 1985 until 1990. In September 1990, Pier 1 purchased a 50.4% of the then outstanding Common Stock of the Company in a private transaction and commenced a public tender offer for the remaining shares. In November 1990, Pier 1 completed the tender offer and subsequent merger of the Company with a subsidiary so that the Company became a wholly owned subsidiary of Pier 1. In October 1991, the Company sold 3,680,000 shares in an initial public offering that left Pier 1 holding 56.6% of the outstanding Common Stock. In February 1992, Pier 1 sold 600,000 shares of Common Stock which reduced Pier 1's ownership interest in the Company to 49.5%. In April 1993, Pier 1 sold its remaining 4,200,000 shares of Common Stock to General Host Corporation ("General Host") for consideration of 1,940,000 shares of General Host Common Stock. In October 1994, a subsidiary of General Host sold its 4,200,000 shares of Common Stock to Duoos.

                                 RISK FACTORS

     Prior to making an investment decision, prospective investors should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risk factors.

Losses from Continuing Operations
---------------------------------

     The Company reported losses from continuing operations for the fiscal years ended January 30, 1994, January 29, 1995, and January 28, 1996, in the approximate amounts of $8.7 million, $5.0 million and $25.2 million respectively. The Company also reported losses from continuing operations for the transition period from January 29, 1997 to June 30, 1997 and six month period ended December 29, 1996 in the amount of $3.1 million and $4.8 million, respectively. The Company is currently estimating that it will continue to incur losses from operations.

Liquidity
---------

     The Company and its subsidiaries are parties to a Loan and Security Agreement (the "Loan Agreement") with a commercial bank (the "Bank") providing for a line of revolving credit which matures in October of 1997. The amount that can be borrowed under the Loan Agreement is dependent on an inventory borrowing base for each operating subsidiary of the Company, and the aggregate principal amount outstanding may not exceed $9.0 million. The borrowing base and amount outstanding pursuant to the Loan Agreement at December 29, 1996, was $6.4 million and $4.0 million, respectively. The borrowing base and amount outstanding pursuant to the Loan Agreement at March 9, 1997 was $7.6 million and $7.7 million, respectively. The outstanding loan balance exceeds the borrowing base due to the additional borrowings against restricted cash of $1.0 million, which the bank has approved until March 26, 1997 to purchase inventory for the Spring season. In October 1997, the Company will either extend the Loan Agreement, if acceptable to the Bank, or seek alternate financing to the extent available to the Company based upon the Company's financial condition, operating results and the then prevailing lending environment. There are no assurances that the Company will be able to extend the Loan Agreement or obtain alternate financing.

Going Concern
-------------

     The financial statements for the three and six-month periods ended December 29, 1996, the five-month transition period ended June 30, 1996, and the year ended January 28, 1996, have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and the Company's revolving line of credit matures in October of 1997. See "Financial Statements" included herein under Item 11.
                    ---
The bank has not indicated its intention to extend the maturity date of the revolving line of credit, all of which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      In the reissuance of its report of the Company's consolidated financial statements for the year ended January 28, 1996, the independent accountants have included an explanatory paragraph regarding the Company's ability to continue as a going concern. (See Item 11 for inclusion of the Company's January 28, 1996 consolidated financial statements).

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on March 20, 1997.


                                        Sunbelt Nursery Group, Inc.



                                        /s/ Richard R. Dwyer
                                        ----------------------------
                                        Richard R. Dwyer, President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE               TITLE                                    DATE
---------               -----                                    ----

     *
----------------------
Timothy R. Duoos        Chairman of the Board and Chief          March 20, 1997
                        Executive Officer (principal executive
                        officer)

/s/ Richard R. Dwyer
----------------------
Richard R. Dwyer        President and Principal Financial and    March 20, 1997
                        Accounting Officer and Director
                        (principal financial officer)

     *
----------------------
Rudy Boschwitz          Director                                 March 20, 1997

     *
----------------------
Rodney P. Burwell       Director                                 March 20, 1997


* Richard R. Dwyer, by signing his name hereto, does hereby sign this Amendment No. 1 to the Registration Statement on behalf of Sunbelt Nursery Group, Inc. and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of the Company and each officer and director.

/s/ Richard R. Dwyer
----------------------------------
Richard R. Dwyer, Attorney-in-Fact